EX-34.18
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KPMG LLP
Suite 2300
Three Wachovia Center
401 South Tryon Street
Charlotte, NC 28202-1911


Report of Independent Registered Public Accounting Firm

The Board of Directors
Wachovia Bank, National Association:

We have examined the compliance of the Real Estate Asset Management Business Unit of Wachovia Bank, National Association (the Company) with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for asset-backed security transactions involving commercial real estate loans issued on or after January 1, 2006 (the Platform) except for servicing criteria 1122(d)(1)(iii), 1122(d)(3)(i)(C), 1122(d)(3)(ii),
1122(d)(3)(iii), 1122(d)(3)(iv), 1122(d)(4)(ix), 1122(d)(4)(x)(A),
1122(d)(4)(x)(C), 1122(d)(4)(xi), 1122(d)(4)(xii), and 1122(d)(4)(xv), which the
Company has determined are not applicable to the activities it performs with respect to the Platform, as of and for the year ended December 31, 2007. Servicing criterion 1122(d)(4)(i) is applicable to the activities the Company performs with respect to the Platform only as it relates to the review and approval of any release, non-scheduled reduction or draw of letters of credit which serve as collateral for individual pool assets. Servicing criterion 1122(d)(4)(ii) is applicable to the activities the Company performs with respect to the Platform only as it relates to the safeguarding of letters of credit which serve as collateral for individual pool assets. Servicing criteria 1122(d)(4)(vi), 1122(d)(4)(vii), 1122(d)(4)(viii) and 1122(d)(4)(xiv) are applicable to the activities the Company performs with respect to the Platform only as they relate to the servicing of the applicable individual pool assets until the assets are transferred to the Special Servicer (as defined in the respective transaction documents), unless the Company has been designated as the Special Servicer. Servicing criterion 1122(d)(4)(xiii) is applicable to the activities the Company performs with respect to the Platform as it relates to disbursements made on behalf of an obligor other than for tax payments. Appendix A to the accompanying Management Assessment identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. Management is responsible for the Company's compliance with those servicing criteria. Our responsibility is to express an opinion on the Company's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.


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Our examination disclosed the following material noncompliance with servicing criteria 1122(d)(2)(i) and 1122(d)(2)(ii), applicable to the Company during the year ended December 31, 2007:

1. With respect to servicing criterion 1122(d)(2)(i), certain payments on pool assets were not deposited into the appropriate custodial bank accounts within the timeframe as specified in the transaction agreements.

2. With respect to servicing criterion 1122(d)(2)(ii), certain disbursements made via wire transfer were authorized by personnel for amounts greater than such personnel's approval limits.

In our opinion, except for the material noncompliance described above, the Company complied, in all material respects, with the aforementioned servicing criteria as of and for the year ended December 31, 2007.


/s/ KPMG LLP
Charlotte, North Carolina
March 7, 2008


KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.